Exhibit 99.1

Cvent Announces Fourth Quarter and Full Year 2013 Financial Results

Full Year 2013 revenue of $111.1 million increases 33% year-over-year

McLean, VA - February 20, 2014 - Cvent, Inc. (NYSE: CVT), a leading cloud-based enterprise event management platform, today announced its financial results for the fourth quarter and year ended December 31, 2013.

“We delivered a strong finish to 2013, highlighted by fourth quarter revenue growth of 30% compared to a year ago,” said Reggie Aggarwal, Chief Executive Officer of Cvent. “This performance reflects our belief that the marketplace is choosing our solutions to replace manual processes at all stages of the meetings and events lifecycle, serving both meetings and events planners on one side, and hotels and venues on the other. Our continued momentum is driven by the addition of numerous, diverse, new customers to Cvent, as well as by continued strong renewals and upgrade activity with existing customers across our broad portfolio of products.”

Aggarwal added, “As we look ahead, we remain optimistic about Cvent’s growth opportunity, which is evidenced by our guidance for continued strong growth. We are still in the early stages of ramping investments in our long-term growth initiatives following our IPO in 3Q13, and we believe continued execution of our strategy will enable us to meaningfully scale our business and continue to take a disproportionate share of the large opportunity in front of Cvent.”

Fourth Quarter 2013 Financial Highlights

Revenue

•	Total revenue was $30.7 million, an increase of 30% from the comparable period in 2012.

•	Platform Subscription revenue was $21.4 million, an increase of 28% from the comparable period in 2012.

•	Marketing Solutions revenue was $9.3 million, an increase of 35% from the comparable period in 2012.

Operating Income

•	GAAP operating loss was $(0.7) million, compared to operating income of $1.8 million in the comparable period in 2012.

•	Non-GAAP operating income was $0.3 million, compared to non-GAAP operating income of $3.8 million in the comparable period in 2012.

Net Income (Loss)

•	GAAP net loss was $(0.6) million, compared to net income of $1.5 million for the comparable period in 2012. GAAP net loss per share for the three months ended December 31, 2013 was $(0.02), based on 39.9 million basic and diluted weighted average shares outstanding, compared to GAAP net income per share of $0.04 for the comparable period in 2012, based on 34.6 million diluted weighted average common shares outstanding.

•	Non-GAAP net income was $0.4 million compared to $3.6 million in the comparable period in 2012. Non-GAAP net income per diluted share was $0.01, based on 39.9 million diluted weighted average common shares outstanding, compared to non-GAAP net income per diluted share of $0.10 for the fourth quarter of 2012, based on 34.6 million diluted weighted average common shares outstanding.

Adjusted EBITDA

•	Adjusted EBITDA was $2.3 million, representing an adjusted EBITDA margin of 7%. This compared to $5.4 million and 23% in the comparable period in 2012.

Balance Sheet

•	Cash, cash equivalents and short-term investments at December 31, 2013 totaled $157.8 million.

Full Year 2013 Financial Highlights

Revenue

•	Total revenue was $111.1 million, an increase of 33% from 2012.

•	Platform Subscription revenue was $77.4 million, an increase of 32% from 2012.

•	Marketing Solutions revenue was $33.7 million, an increase of 36% from 2012.

Operating Income

•	GAAP operating loss was $(2.0) million, compared to operating income of $7.9 million in 2012.

•	Non-GAAP operating income was $7.3 million, compared to $14.9 million in 2012.

Net Income (Loss)

•	GAAP net loss was $(3.4) million, compared to net income of $4.3 million in 2012. GAAP net loss per share was $(0.14), based on 25.3 million basic and diluted weighted average shares outstanding, compared to GAAP net income per share of $0.12 in 2012, based on 34.8 million diluted weighted average common shares outstanding.

•	Non-GAAP net income was $5.9 million compared to $11.3 million in 2012. Non-GAAP net income per diluted share was $0.23, based on 25.3 million diluted weighted average common shares outstanding, compared to non-GAAP net income per diluted share of $0.32 in 2012, based on 34.8 million diluted weighted average common shares outstanding.

Adjusted EBITDA

•	Adjusted EBITDA was $15.0 million, representing an adjusted EBITDA margin of 14%. This compared to $20.3 million and 24% in 2012.

Decreases in profitability compared to the comparable period in the prior year were due primarily to the continued integration of companies acquired during 2012, investments in research and development to enhance existing and develop new products, increased costs of being a public company and incremental sales and marketing investments.

Recent Business Highlights

•	Launched a new Audience Management Platform (AMP), CrowdTorch, bringing together ticketing, mobile apps, digital and social marketing, fan engagement and customer analytics into one integrated solution.

•	Unveiled a new feature of the Cvent Supplier Network, Promotions Hub, centralizing thousands of promotions from hotels and venues to help meeting planners easily find special offers.

•	Closed upsized follow-on offering of 6,072,000 shares, with net proceeds to Cvent of approximately $25.4 million, after underwriting discounts and commissions and before deducting offering-related expense.

•	Signed new Strategic Meeting Management customers across the US and internationally, including a Big Four accounting firm and Kaiser Permanente, and multi-year renewals with customers such as Deloitte and Touche, Raytheon, and Roche Pharmaceuticals.

•	Attracted new platform subscription customers including Ellie Mae and the International Baccalaureate Organization, and renewed multi-year customers including AARP, CoreNet Global, and Thomson Reuters UAE.

•	Added new marketing solutions customers such as the ClubCorp, Salamander Hotels, the St. Louis Convention & Visitors Commission, and the San Francisco Travel Association, and signed multi-year renewals with organizations including Caesars Entertainment, Millennium Hotels and several of the largest global chains and management companies.

Additional Full Year 2013 Business Metrics

•	Managed 205,000 meetings, an increase of 48% from 2012

•	Processed and managed 8.7 million individual event registrations, a 19% increase from 2012

•	Ended the year with 12,650 customers, an increase of 16% compared to approximately 10,900 customers at the end of 2012

•	Processed $6.5 billion in meeting and event request for proposal (RFP) volume at hotels and venues on the Cvent Supplier Network, an increase of 38% from 2012

•	Transmitted 1.2 million RFPs via the Cvent Supplier Network, an increase of 9% from 2012

•	Managed 20.9 million hotel room-nights requests, an increase of 50% from 2012

For a further description of how the Company defines and calculates these metrics, see our final prospectus for Cvent’s public offering dated January 16, 2014 which was filed with the Securities and Exchange Commission.

Business Outlook

Based on information available as of February 20, 2014, Cvent is issuing guidance for the first quarter and full year 2014 as indicated below.

First Quarter 2014:

•	Total revenue is expected to be in the range of $30.6 million to $31.0 million.

•	GAAP net loss is expected to be in the range of $(2.3) million to $(1.9) million, or $(0.06) to $(0.05) per share, based on 40.9 million basic weighted average common shares outstanding.

•	Non-GAAP net income (loss) is expected to be in the range of $(0.6) million to $(0.2) million, or $(0.01) to breakeven per share, based on 40.9 million basic weighted average common shares outstanding.

•	Adjusted EBITDA is expected to be in the range of $1.6 million to $2.0 million.

Full Year 2014:

•	Total revenue is expected to be in the range of $137.8 million to $139.6 million.

•	GAAP net loss is expected to be in the range of $(11.1) million to $(9.6) million, or $(0.27) to $(0.23) per share, based on 41.1 million basic weighted average common shares outstanding.

•	Non-GAAP net income (loss) is expected to be in the range of $(1.4) million to $0.3 million, or $(0.03) to $0.01 per share, based on 42.7 million diluted weighted average common shares outstanding and 41.1 million basic average common shares outstanding respectively.

•	Adjusted EBITDA is expected to be in the range of $12.8 million to $14.3 million.

Conference Call Information

What:	Cvent Fourth Quarter and Full Year 2013 Financial Results Conference Call
When:	Thursday, February 20, 2014
Time:	5:00 p.m. ET
Live Call:	(800) 860-2442, domestic
(412) 858-4600, international
Replay:	(877) 344-7529, passcode 10039998, domestic
(412) 317-0088, passcode 10039998, international
Webcast:	http://investors.cvent.com (live and replay)

The webcast will be archived on Cvent’s website for a period of three months.

About Cvent, Inc.

Cvent, Inc. (NYSE: CVT) is a leading cloud-based enterprise event management platform. Cvent offers software solutions to event planners for online event registration, venue selection, event management, mobile apps for events, e-mail marketing and web surveys. Cvent provides hotels with a targeted advertising platform designed to reach event planners looking for suitable venues. Cvent solutions optimize the entire event management value chain and have enabled clients around the world to manage hundreds of thousands of meetings and events.

Non-GAAP Financial Measures

This press release contains the following non-GAAP financial measures: Non-GAAP operating income, Adjusted EBITDA, Non-GAAP net income and Non-GAAP net income per share.

We believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Cvent’s financial condition and results of operations. We use these non-GAAP measures for financial, operational and budgetary decision-making purposes, and to compare our performance to that of prior periods for trend analyses. We believe that these non-GAAP financial measures provide useful information regarding past financial performance and future prospects, and permit us to more thoroughly analyze key financial metrics used to make operational decisions. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other software companies, many of which present similar non-GAAP financial measures to investors.

We do not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures, which are included in this press release, and not to rely on any single financial measure to evaluate our business. Additionally, we have not reconciled the non-GAAP guidance measures disclosed under “Business Outlook” to their corresponding GAAP measures because we do not provide guidance for the various reconciling items such as stock-based compensation, provision for income taxes, depreciation and amortization, costs related to acquisitions (including earn-outs), and foreign currency remeasurement and transactions gains and losses, as certain items that impact these measures are out of our control or cannot be reasonably predicted. Accordingly, reconciliations to the non-GAAP guidance measures is not available without unreasonable effort.

Cvent excludes the following items from these non-GAAP financial measures:

Interest income. Cvent excludes this income primarily because it is not considered a part of ongoing operating results.

Provision (benefit) for income taxes. Cvent excludes this expense (benefit) from certain non-GAAP financial measures primarily because it is largely a non-cash expense (benefit) that Cvent does not consider a meaningful component of our operating results when assessing the performance of our business. The exclusion of this expense (benefit) facilitates the comparison of our business outlooks for future periods with the results from prior periods.

Depreciation and amortization. In accordance with GAAP, operating expenses include amortization of intangible assets such as software development and acquisition of technology. Cvent excludes these items from its non-GAAP financial measures because they are typically static expenses that Cvent does not consider part of ongoing operating results when assessing the performance of our business, and Cvent believes that doing so facilitates comparisons to its historical operating results and to the results of other companies in our industry, which may have their own unique acquisition histories and varied approaches to capitalization of software development.

Stock-based compensation expense. Cvent’s non-GAAP financial measures exclude stock-based compensation, which consists of expenses for stock options and other awards. Cvent excludes these expenses from its non-GAAP financial measures primarily because they are non-cash expenses that are not considered part of ongoing operating results when assessing the performance of our business. Excluding these amounts improves comparability of the performance of the business across periods, and to the results of other companies in our industry, which have their own unique histories associated with stock-based compensation.

Foreign currency remeasurement and transaction losses (gains). Cvent’s non-GAAP financial measures excludes these losses (gains) primarily because they are non-cash, and are driven primarily by our India operations, which for accounting purposes is not considered a stand-alone entity and are remeasured instead of translated. In accordance with GAAP, the losses (gains) associated with remeasuring their financial statements, are recognized through our Consolidated Statements of Operations instead of through our Consolidated Balance Sheets, where translation losses (gains) from most foreign subsidiaries would be included. Excluding these amounts improves comparability of the performance of the business across periods and to the results of other companies in our industry, which generally recognize similar losses (gains) through their Consolidated Balance Sheets.

Costs related to acquisitions and disposition. Cvent’s non-GAAP financial measures exclude contingent payments included in compensation expense which relates to the potential cash payment to certain employees of acquired companies whose right to receive such payment is forfeited if they terminate their employment prior to the required service period. As the contingent payments are subject to continued employment, GAAP requires that these payments be accounted for as compensation expense and such expense is subject to revaluation. Cvent excludes this item from its non-GAAP financial measures primarily because it is a component of the deal consideration and it is not considered part of ongoing operating results when assessing the performance of our business. The exclusion of these expenses facilitates the comparison of post-acquisition operating results to the results of other companies in our industry, which have their own unique acquisition histories.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our preliminary unaudited revenue, net income (loss) and profitability margins for Cvent’s fourth quarter and year ended December 31, 2013, statements regarding our guidance for the first quarter and full year 2014 revenue, net loss, net loss per share, non-GAAP net income (loss), non-GAAP net income (loss) per share and adjusted EBITDA, and statements regarding our expectations regarding the growth of the meetings and events industry and our market position therein. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, the completion of our audited financial statements as of and for the year ended December 31, 2013; additional adjustments to our anticipated revenues for those periods as a result of our closing process; the effect of any further adjustments to our historical financial statements on our disclosed guidance for the first quarter and full year 2014; our ability to renew existing customers and attract new customers; our ability to manage our growth effectively; and the volatility of quarterly results and expectations. For a detailed discussion of these and other risk factors, please refer to the risks detailed in our filings with the Securities and Exchange Commission, including, without limitation, our final prospectus for our public offering dated January 16, 2014 and subsequent periodic and current reports. Past performance is not necessarily indicative of future results. We anticipate that subsequent events and developments will cause our views to change. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Media Contact:

Kathleen O’Boyle

Cvent, Inc.

KOBoyle@cvent.com

571-765-5663

Investor Contact:

Garo Toomajanian

ICR

ir@cvent.com

703-226-3610

Cvent, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2013	December 31, 2012
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$146,407	$16,850
Restricted cash	664	455
Short-term investments	11,359	9,320
Accounts receivable, net of reserve of $731 and $505, respectively	32,770	29,081
Prepaid expense and other current assets	7,936	3,128
Deferred tax assets	2,681	2,486

Total current assets	201,817	61,320
Property and equipment, net	7,898	6,756
Capitalized software development costs, net	9,264	5,428
Intangible assets, net	3,123	3,919
Goodwill	12,611	12,505
Other assets	1,176	102

Total assets	$235,889	$90,030

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,855	$3,272
Accrued and other current liabilities	18,252	13,921
Deferred revenue	65,215	51,554

Total current liabilities	88,322	68,747
Deferred tax liabilities, non-current	3,967	2,134
Other liabilities, non-current	1,407	419

Total liabilities	93,696	71,300
Commitments and contingencies
Stockholders’ equity
Series A convertible preferred stock, $0.001 par value, 100,000,000 shares authorized at December 31, 2013; and zero and 17,418,807 issued and outstanding at December 31, 2013 and 2012, respectively	—	17

Common stock, $0.001 par value; 1,000,000,000 shares authorized at December 31, 2013; 40,409,791 and 15,901,183 shares issued and 39,889,577 and 15,380,969 outstanding at December 31, 2013 and 2012, respectively	40	16
Treasury stock	(3,966)	(3,966)
Additional paid-in capital	169,291	42,409
Accumulated deficit	(23,172)	(19,746)

Total stockholders’ equity	142,193	18,730

Total liabilities and stockholders’ equity	$235,889	$90,030

Cvent, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	Unaudited		Unaudited

Revenue	$30,684	$23,609	$111,125	$83,474
Cost of revenue[1]	10,809	5,925	32,397	20,573

Gross profit	19,875	17,684	78,728	62,901
Operating expenses:
Sales and marketing[1]	13,128	10,125	48,330	35,873
Research and development[1]	3,111	2,214	11,216	7,605
General and administrative[1]	4,315	3,566	21,207	11,523

Total operating expenses	20,554	15,905	80,753	55,001

Income (loss) from operations	(679)	1,779	(2,025)	7,900
Interest income	338	141	1,015	811

Income (loss) from operations before income tax expense	(341)	1,920	(1,010)	8,711
Provision for income taxes (benefit)	280	399	2,416	4,406

Net income (loss)	$(621)	$1,521	$(3,426)	$4,305

Net income (loss) per common share:
Basic	$(0.02)	$0.05	$(0.14)	$0.13

Diluted	$(0.02)	$0.04	$(0.14)	$0.12

Weighted average common shares outstanding - basic	39,887,467	32,915,267	25,289,788	33,167,358
Weighted average common shares outstanding - diluted	39,887,467	34,622,006	25,289,788	34,790,637

[1] Stock-based compensation expense included in the above:

Cost of revenue	$294	$176	$1,180	$762
Sales and marketing	354	790	2,446	2,895
Research and development	81	147	634	539
General and administrative	126	276	815	1,010

Total	$855	$1,389	$5,075	$5,206

Cvent, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31, 2013 Unaudited	Year ended December 31, 2012
Cash flows from operating activities:
Net Income	(3,426)	4,305
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	7,768	5,446
Bad debt expense	392	344
Foreign currency transaction loss	190	—
Stock-based compensation	5,075	5,206
Changes in deferred taxes	893	434
Change in operating assets and liabilities
Accounts receivable, net	(4,515)	(9,618)
Prepaid expenses and other assets	(4,808)	(587)
Accounts payable, accrued and other liabilities	6,826	4,486
Deferred revenue	13,661	13,565

Net cash provided by operating activities	22,056	23,581

Cash flows from investing activities:
Purchase of PP&E	(11,333)	(8,118)
Purchase of Short-term investments	(2,039)	(986)
Acquisitions, net of cash acquired	(90)	(12,460)
Restricted cash	(209)	(455)

Net cash used in investing activities	(13,671)	(22,019)

Cash flows from financing activities:
Repurchase of common stock and warrants	(1,275)	(3,950)
Proceeds from exercise of stock options	506	1,088
Proceeds from IPO, net of expense	122,131	—

Net cash provided (used) by financing activities	121,362	(2,862)

Effect of exchange rate changes on cash and cash eq	(190)	—

Net change in cash and cash equivalents	129,557	(1,300)

Beginning Cash	16,850	18,150
Ending Cash	146,407	16,850

Change in Cash	129,557	(1,300)

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(in thousands)

(unaudited)

	Fourth Quarter ended December 2013		Year ended December 2013
	2013	2012	2013	2012
	(In thousands)
Cost of revenue	$10,809	$5,925	$32,397	$20,573
Adjustments
Stock-based compensation expense	(294)	(176)	(1,180)	(762)

Non-GAAP Cost of Revenue Expenses	$10,515	$5,749	$31,217	$19,811

	Fourth Quarter ended December 2013		Year ended December 2013
	2013	2012	2013	2012
Sales and marketing	$13,128	$10,125	$48,330	$35,873
Adjustments
Stock-based compensation expense	(354)	(790)	(2,446)	(2,895)

Non-GAAP Sales & Marketing Expenses	$12,774	$9,335	$45,884	$32,978

	Fourth Quarter ended December 2013		Year ended December 2013
	2013	2012	2013	2012
	(In thousands)
Research and Development	$3,111	$2,214	$11,216	$7,605
Adjustments
Stock-based compensation expense	(81)	(147)	(634)	(539)

Non-GAAP Research & Development Expenses	$3,030	$2,067	$10,582	$7,066

	Fourth Quarter ended December 2013		Year ended December 2013
	2013	2012	2013	2012
	(In thousands)
General and administrative	$4,315	$3,566	$21,207	$11,523
Adjustments
Stock-based compensation expense	(126)	(276)	(815)	(1,010)
Costs related to acquisitions and dispositions	(384)	(477)	(2,436)	(1,507)
Foreign currency remeasurement and transaction gains (losses)	256	(185)	(1,796)	(286)

Non-GAAP General and administrative Expenses	$4,061	$2,628	$16,160	$8,720

	Fourth Quarter ended December 2013		Year ended December 2013
	2013	2012	2013	2012
	(In thousands)
Net income (loss)	$(621)	$1,521	$(3,426)	$4,305
Adjustments
Interest income	(338)	(141)	(1,015)	(811)
Provision for income taxes	280	399	2,416	4,406
Depreciation and amortization expense	1,986	1,583	7,768	5,446
Stock-based compensation expense	855	1,389	5,075	5,206
Foreign currency remeasurement and transaction (gains) losses	(256)	185	1,796	286
Costs related to acquisitions and dispositions	384	477	2,436	1,507

Adjusted EBITDA	$2,290	$5,413	$15,050	$20,345

	Fourth Quarter ended December 2013		Year ended December 2013
	2013	2012	2013	2012
	(In thousands)
GAAP operating income (loss)	$(679)	$1,779	$(2,025)	$7,900
Adjustments
Stock-based compensation expense	855	1,389	5,075	5,206
Foreign currency remeasurement and transaction (gains) losses	(256)	185	1,796	286
Costs related to acquisitions and dispositions	384	477	2,436	1,507

Non-GAAP operating income	$304	$3,830	$7,282	$14,899

	Fourth Quarter ended December 2013		Year ended December 2013
	2013	2012	2013	2012
	(In thousands)
GAAP net income (loss)	$(621)	$1,521	$(3,426)	$4,305
Adjustments
Stock-based compensation expense	855	1,389	5,075	5,206
Foreign currency remeasurement and transaction (gains) losses	(256)	185	1,796	286
Costs related to acquisitions and dispositions	384	477	2,436	1,507

Non-GAAP net income	$362	$3,572	$5,881	$11,304

Non-GAAP diluted weighted average common shares outstanding	39,887,467	34,622,006	25,289,788	34,790,637
Non-GAAP net income per diluted share	$0.01	$0.10	$0.23	$0.32